Exhibit 10.01
Certain portions of this document have been omitted pursuant to Item 601(b)(10) of Regulation S‑K and, where applicable, have been marked with “[***]” to indicate where omissions have been made. The marked information has been omitted because it is (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. The registrant hereby undertakes to provide further information regarding such marked information to the Securities and Exchange Commission upon request.

June 17, 2019
William J. Ready

Dear Bill:
This letter agreement ("Separation Agreement" or “Agreement”) sets forth the severance benefits for which you are eligible if you sign and do not revoke (i) this Separation Agreement within the time frame provided in Section 22 of this Agreement and (ii) a waiver and general release of claims, in the form attached as Exhibit A hereto (the “Release”), on or after your date of termination of employment. Please note that the Separation Agreement and the Release each contain a waiver and release of claims against PayPal, Inc. (collectively with PayPal Holdings, Inc. and any of their subsidiaries and affiliates, “PayPal” or the “Company”).

1.
SEVERANCE BENEFITS. Although the Company is not required to provide any severance benefits, in exchange for signing and not revoking this Agreement, and contingent upon complying with the Company’s Code of Conduct and Insider Trading Policy, and your obligations set forth herein, and except as so limited by Section 6, the Company will continue to employ you with your regular salary and benefits through the earlier of the (a) Early Termination effective date or (b) December 31, 2019 (such applicable date, the "Separation Date"). You understand that the payments and benefits described in this Section are not for wages the Company concedes it owes you and are consideration for you signing and not revoking this Agreement. All payments under this Agreement will be subject to applicable tax withholdings.

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ADDITIONAL LUMP SUM PAYMENT. Provided you sign and do not revoke this Separation Agreement and timely execute and do not revoke the Release, and contingent upon complying with the Company’s Code of Conduct and Insider Trading Policy, and your obligations set forth herein, the Company will make a lump sum severance payment to you representing an amount equal to $1,500,000. You will receive this payment within thirty (30) days following the Separation Date. You understand that the payment described in this Section is not for wages the Company concedes it owes you and is consideration for you signing the Release.

3.
2019 ANNUAL INCENTIVE PLAN. Provided you sign and do not revoke this Separation Agreement and timely execute and do not revoke the Release, and contingent upon complying with the Company’s Code of Conduct and Insider Trading Policy, and your obligations set forth herein, you will be eligible to receive an annual bonus under PayPal’s annual incentive plan for 2019 (the “2019 AIP”), paid out based on actual PayPal performance for the company performance component should PayPal meet the threshold to pay out a bonus and subject to PayPal performance meeting threshold, and your individual performance component at target. The 2019 AIP bonus payment, including any AIP Shares (as defined in the 2019 AIP) will be paid out in accordance with the terms of the 2019 AIP on the date that all other participants in the plan receive their bonuses in respect to such fiscal year, with an anticipated pay out in February or March 2020 (but in all events prior to March 15, 2020). Your right to the bonus payment under the 2019 AIP, is conditioned upon you remaining employed through the Separation Date.

You understand that the payment described in this Section is not for wages the Company concedes it owes you and is consideration for you signing the Release.
Notwithstanding any other provision of this Separation Agreement, in the event you voluntarily terminate your employment with the Company between July 15, 2019 and December 31, 2019, provided you give the Company at least 15 days’ written notice prior to the effective date of such termination (“Early Termination”), sign and do not revoke this Separation Agreement and timely execute and do not revoke the Release, and contingent upon complying with the Company’s Code of Conduct and Insider Trading Policy, and your obligations set forth herein, you will be eligible to receive a prorated portion (based on the number of full months you are employed with the Company during the performance period) of the annual bonus under the 2019 AIP, paid out based on actual PayPal performance for the company performance component should PayPal meet the threshold to pay out a bonus and subject to PayPal performance meeting threshold, and your individual performance component at target. The prorated 2019 AIP bonus payment, including any prorated AIP Shares (as defined in the 2019 AIP) will be paid out in accordance with the terms of the 2019 AIP on the date that all other participants in the plan receive their bonuses in respect to such fiscal year, with an anticipated pay out in February or March 2020 (but in all events prior to March 15, 2020). You understand that the payment described in this Section is not for wages the Company concedes it owes you and is consideration for you signing the Release.

4.
EQUITY. Provided you sign and do not revoke this Separation Agreement, and timely execute and do not revoke the Release, and contingent upon complying with the Company’s Code of Conduct and Insider Trading Policy, and your obligations set forth herein,

a.    within thirty (30) days following the Separation Date, subject to the Release becoming effective, the Company will accelerate the portion of the time-vested restricted stock unit awards (“RSUs”) that would have otherwise become vested pursuant to their respective vesting schedules through and including the one year anniversary of the Separation Date, but for your termination of employment;
b.    the performance-based RSUs (“PBRSUs”) granted in 2017 for the 2017-2019 performance period (the “2017-2019 PBRSUs”) shall remain eligible to vest, based solely on the achievement of Company performance pursuant to the terms of the 2017-2019 PBRSUs; and, following the end of the performance period, the Compensation Committee of the Board of Directors of PayPal Holdings, Inc. shall determine the number of PBRSUs earned based on actual Company achievement of the performance goals pursuant to the terms of the 2017-2019 PBRSUs following the end of the performance period. Such number of PBRSUs shall then be settled in accordance with Section 2 of the 2017-2019 PBRSUs award agreement, on the date that all other participants’ PBRSU awards are vested; and
c.    PBRSUs granted in 2018 for the 2018-2020 performance period (the “2018-2020 PBRSUs”) shall remain eligible to vest, based solely on the achievement of Company performance pursuant to the terms of the 2018-2020 PBRSUs; and, following the end of the performance period, the Compensation Committee of the Board of Directors of PayPal Holdings, Inc. shall determine the number of PBRSUs earned based on actual Company achievement of the performance goals pursuant to the terms of the 2018-2020 PBRSUs following the end of the performance period. Such number of PBRSUs shall then be settled in accordance with Section 2 of the 2018-2020 PBRSUs award agreement, on the date that all other participants’ PBRSU awards are vested. Notwithstanding any other provision of this Separation Agreement, in the event of an Early Termination, vesting of the 2018-2020 PBRSUs shall cease and the 2018-2020 PBRSUs shall terminate and be forfeited upon your termination of employment.
Subject to Section 4(a), 4(b) and 4(c) of this Agreement, vesting of any stock options, RSUs and PBRSUs will cease on your Separation Date and pursuant to the terms of your equity award agreements, any unvested RSUs, PBRSUs and stock options shall terminate and be forfeited upon your termination of employment. You understand that the benefits set forth in this Section are consideration for you signing the Release.

5.
HEALTH INSURANCE. As provided by the federal COBRA law and by the Company's current group health insurance policies, you will be eligible to continue your health insurance benefits following the Separation Date.  You are entitled to COBRA insurance whether or not you sign this Separation Agreement.  Your current health

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coverage is paid through midnight on the last day of the calendar month in which you terminate. You will be provided with a separate notice of your COBRA rights.  Provided you sign and do not revoke this Separation Agreement and timely execute and do not revoke the Release, and contingent upon complying with the Company’s Code of Conduct and Insider Trading Policy, and your obligations set forth herein, you will be eligible to receive a lump sum payment of $24,000 within thirty (30) days following the Separation Date, subject to standard payroll deductions and withholdings. You understand that the payment described in this Section is not for wages the Company concedes it owes you and is consideration for you signing the Release.

6.
AT-WILL EMPLOYMENT. Your employment remains at-will and nothing contained in this Separation Agreement is intended to create or imply any contrary policy. Either you or the Company may terminate your employment at any time, with or without cause or notice. If you are terminated for Cause (as defined in the PayPal Holdings, Inc. SVP and Above Standard Severance Plan) or if you voluntarily terminate (i) prior to July 15, 2019 (the “Step-Down Date”) or (ii) prior to the Separation Date without giving at least fifteen (15) days’ written notice to the Company, you will receive only your unpaid wages through termination, any accrued and unused vacation, and any ESPP contributions withheld thus far for the current purchase period (if applicable), subject to standard payroll deductions and withholdings and equity awards will cease vesting as of the earlier date of separation.

7.
OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you will not receive nor are you entitled to receive any additional compensation, severance or benefits after the Separation Date. You recognize and agree that your employment relationship with the Company will terminate upon the Separation Date, and the Company has no obligation, contractual or otherwise, to hire, re-hire or re-employ you in the future.

8.
EXPENSE REIMBURSEMENTS. On or within thirty (30) days following the Separation Date, you will submit your final documented expense reimbursement statement reflecting any and all authorized business expenses you incurred through the Separation Date for which you seek reimbursement. The Company will reimburse you for such expenses pursuant to its regular business practice.

9.
MESSAGING. The Company shall announce your departure on or about June 20, 2019, in releases that shall be subject to your prior review. The Company agrees that any press releases or any other publicly issued statements, or statements to the media, shall be consistent with such releases.

10.
RETURN OF COMPANY PROPERTY. On or before the Step-Down Date, you will return to the Company all Company documents (and all copies thereof) and other Company property and materials in your possession, or your control, including, but not limited to, Company files, laptop, smartphone, notes, memoranda, correspondence, lists, drawings, records, plans and forecasts, financial information, personnel information, customer and customer prospect information, sales and marketing information, product development and pricing information, specifications, computer-recorded information, tangible property, credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential material of the Company (and all reproductions thereof).

11.
PROPRIETARY INFORMATION OBLIGATIONS. You acknowledge your continuing obligations under and reaffirm your commitment to comply in all respects with your Employee Proprietary Information and Inventions Agreement (the “PIIA”), which include but are not limited to the obligation to refrain from any unauthorized use or disclosure of any confidential or proprietary information of the Company as well as the obligation to not solicit (directly or indirectly) Company employees for a period of one year (12 months) following the Separation Date. Failure to comply with this provision shall be a material breach of this Agreement. A copy of your PIIA is attached hereto as Exhibit B.

12.
NONDISPARAGEMENT. Subject to Section 15 below, you agree not to disparage the Company, or the Company’s officers, directors, employees and agents in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided, that you will respond accurately and fully to any question, inquiry or request for information when required by legal process. [***]

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13.
COOPERATION. You agree that while your regular employment responsibilities will end on the Step-Down Date, between that date and the Separation Date you will provide, upon request, reasonable support to [***].

You further agree that you will cooperate fully with the Company and its counsel, upon their request, with respect to any potential or pending proceeding (including, but not limited to, any litigation, arbitration, regulatory proceeding, investigation or governmental action) that relates at least in part to matters with which you were involved while you were an employee of the Company or any of its affiliates, or with which you have knowledge. You agree to render such cooperation in a timely fashion and to provide Company personnel and counsel with the full benefit of your knowledge with respect to any such matter, and will make yourself reasonably available, at mutually-agreeable times and locations, as is agreed in good faith, for interviews, depositions, or court appearances at the request of the Company or its counsel, subject to any other professional obligations and constraints you may have. [***]
Subject to Section 15 below, if you receive a complaint or subpoena or other legal process relating to the Company or a request for interview or to provide information concerning any existing, potential or threatened claims against the Company, you shall give written notice to the Company to the attention of [***], with copy to [***], within seven days of receipt and prior to your response to any such process or communication, unless prohibited by applicable law.

14.
SEPARATION MATTERS. You agree to resign from your position as Chief Operating Officer of PayPal Holdings, Inc., a director on any and all boards or committees and other positions you hold at the Company, on or before the Step-Down Date. You agree to take any and all further acts necessary to accomplish these resignations.

15.
PROTECTED RIGHTS. By your signature below, you acknowledge and agree that, with the exception of information that is protected from disclosure by any applicable law or privilege, nothing in this Separation Agreement or in any agreement between you and the Company prohibits or limits you (or your attorney) from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before, the Securities and Exchange Commission, the Department of Justice, FINRA, any other self-regulatory organization, or any other governmental, law enforcement, or regulatory authority, regarding this Separation Agreement and its underlying facts and circumstances, or in connection with any reporting of, investigation into, or proceeding regarding suspected violations of law, and that you are not required to advise or seek permission from the Company before engaging in any such activity.

16.
RELEASE OF CLAIMS. In consideration for the payments and other promises and undertakings contained in this Separation Agreement to which you would not otherwise be entitled, and except as otherwise set forth in this Separation Agreement, you waive, release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates (the “Releasees”), of and from any and all claims, liabilities, demands, charges, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, which you assert or could assert against the Releasees at common law or under any statute, rule, regulation, order or law, whether federal, state or local, on any ground whatsoever, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date you sign this Separation Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, pension or insurance contributions, commissions, stock, stock options, or any other ownership interests in the Company, vacation or other time off pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; any and all causes of action, including but not limited to actions for breach of contract, express or implied, breach of the covenant of good faith and fair dealing, express or implied, wrongful termination in violation of public policy, all other claims for wrongful termination and constructive discharge, and all other tort claims, including, but not limited to, intentional or negligent infliction of emotional distress, invasion of privacy, negligence, negligent investigation, negligent hiring, supervision or retention, assault and battery, false imprisonment, defamation, intentional or negligent misrepresentation, fraud, and any and all claims arising under any federal, state or local law or statute, including, but not limited to, the California Fair Employment and Housing Act; Business and Professions Code 17200; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991;

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the Employee Retirement and Income Security Act; the Americans with Disabilities Act, 42 U.S.C. § 1981; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Family and Medical Leave Act; the California Family Rights Act; the California Labor Code; the California Civil Code; the California Constitution; and any and all other laws and regulations relating to employment termination, employment discrimination, harassment or retaliation, claims for wages, hours, benefits, compensation, and any and all claims for attorneys’ fees and costs, inasmuch as is permissible by law and by the respective governmental enforcement agencies for the above-listed laws. You expressly waive any right you may have to dispute the termination of employment and any preferential right to new employment.
You further agree that you have been paid all undisputed wages due or earned, and as to any further alleged unpaid wages due, you agree that there is a bona fide and good-faith dispute as to whether such wages are due and based on this dispute and the consideration provided under the agreement, you release and waive any such claims.
This Separation Agreement does not waive rights or claims under federal or state law that you cannot, as a matter of law, waive by private agreement, such as a right of indemnification under Labor Code Section 2802, claims for unemployment or state disability insurance benefits, worker compensation benefits, health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA), or claims with regard to vested benefits under a retirement plan governed by the Employee Retirement Income Security Act (ERISA). In addition, this Separation Agreement shall not release any claims you may have for indemnification under any Company insurance policy or corporate by-laws, agreement, arrangement, or practice. Additionally, nothing in this Separation Agreement precludes you from filing a charge or complaint with or participating in any investigation or proceeding before the Equal Employment Opportunity Commission. However, while you may file a charge and participate in any proceeding conducted by the Equal Opportunity Commission, by signing this Separation Agreement, you waive your right to bring a lawsuit against the Company and waive your right to any individual monetary recovery in any action or lawsuit initiated by the Equal Employment Opportunity Commission.

17.
RELEASE OF UNKNOWN CLAIMS. You acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him or her would have materially affected his or her settlement with the debtor or released party.” You hereby knowingly, intentionally, and expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims you may have against the Company.

18.
REDUCTION OF SEVERANCE PAY BENEFITS. In the event the Company triggers the Worker Adjustment and Retraining Notification Act (“WARN”) (or other similar federal or state statute) and if the Company provides pay-in-lieu of notice to you instead of advanced notice of your termination of employment in accordance with the requirements of WARN, then the amount of the severance benefits under this Agreement will be reduced (but not below zero) by any amount required to be paid or otherwise owing to you under WARN.

19.
CONDITIONAL BENEFITS AND CLAWBACK. Your vesting in, entitlement to, and receipt of the severance pay in Section 2-5 of this Agreement are expressly conditioned upon the Release herein becoming effective and your full compliance with your obligations under this Agreement, including but not limited to the obligations under Sections 10-14 herein. [***]

20.
MISCELLANEOUS. With the exception of the PIIA, the Mutual Arbitration Agreement, the 2019 AIP, and any equity award agreements, this Agreement, including all exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, prior agreements and communications, whether oral or written, as to the specific subjects of this letter by and between you and the Company. This Agreement may not be modified or amended except in writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination

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will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right, nor shall any waiver by the Company of any breach of this Agreement be a waiver of any preceding or succeeding breach. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the state of California. This Agreement may be executed in two counterparts, each of which shall be deemed an original and enforceable against the party executing the counterpart, and both of which, when taken together, shall constitute one instrument, including an executed Agreement sent by electronic communication.

21.
DTSA. Please be advised, pursuant to the Defend Trade Secrets Act of 2016, an individual shall not be held criminally, or civilly, liable under any Federal or State Trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a Federal, State, or local government official, or an attorney, for the sole purpose of reporting, or investigating, a violation of law. Moreover, individuals may disclose trade secrets in a complaint, or other document, filed in a lawsuit, or other proceeding, if such filing is made under seal. Finally, any individual who files a lawsuit alleging retaliation by the Company for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret in the court proceeding, if the individual: files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

22.
You have fifteen (15) calendar days from the date of this Separation Agreement to consider whether to sign it. Upon acceptance of this Agreement, please sign below and return the executed original to me. Upon the date you sign this Separation Agreement (the “Effective Date”), this will become our binding agreement with respect to your separation from the Company.

PayPal, Inc.
By:    /s/ Wanji Walcott
        Wanji Walcott
        SVP, General Counsel
I UNDERSTAND AND AGREE TO THE TERMS CONTAINED IN THIS AGREEMENT AND INTEND, BY MY SIGNATURE BELOW, TO BE LEGALLY BOUND BY THOSE TERMS. I AM SIGNING THIS RELEASE KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE SEVERANCE BENEFITS DESCRIBED ABOVE:
/s/ William J. Ready                    Date: June 17, 2019
William J. Ready

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Exhibit A

Release of Claims

This exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant undertakes to provide such information to the Securities and Exchange Commission upon request.

7.

Exhibit B
PIIA
This exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant undertakes to provide such information to the Securities and Exchange Commission upon request.

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